Exhibit 10.1

2022 INCENTIVE PAYMENT PLAN

As Approved:

            December 7, 2021

THE COOPER COMPANIES, INC.

2022 Incentive Payment Plan

SECTION I—NAME

The name of this plan is the “2022 Incentive Payment Plan” (the “Plan” or “IPP”). This Plan implements and is part of The Cooper Companies 2017 Executive Incentive Program (the “EIP”).

SECTION II—SCOPE

This Plan sets out the IPP guidelines for the following Business Units of The Cooper Companies, Inc. and its subsidiaries (the “Company” or “TCC”):

CooperVision (“CVI”) Consolidated

CooperSurgical (“CSI”) Consolidated

Corporate HQ

Where the terms of this Plan differ from the terms of any Participant’s employment or severance contract, the terms of such contract will dictate. No new such arrangements shall be entered into without the advance written approval of the Chief Executive Officer (“CEO”) and the Organization and Compensation Committee of the Board of Directors (the “Committee”).

Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the EIP. To the extent the terms of this Plan conflict with the EIP, the terms of the EIP shall govern.

SECTION III—PURPOSE

The purpose of the Plan is to provide incentives to officers and key employees of the Company who are in a position to contribute significantly to the Company’s business success. The Plan provides for awards based on quantitative metrics related to increasing revenue and profitability, as defined in the Plan. The Plan also allows for a portion of awards to be based on subjective evaluation of each Business Unit’s and/or Participant’s performance and achievement of non-financial goals not otherwise reflected in the quantitative portion of awards.

SECTION IV—COMPENSATION PHILOSOPHY

It is the Company’s philosophy that:

o

The Company’s executive compensation programs are designed to attract, motivate and retain executive talent with the skills, experience, motivation and commitment needed to optimize stockholder value in a competitive environment.

o

The Company believes that employee performance and achievement will result in economic benefits and support the goal of increasing stockholder value in the Company by achieving specific financial and strategic objectives.

o

Employees whose efforts achieve the goals outlined in Section III—Purpose be provided with the opportunity to significantly increase their total compensation, via this Plan and certain other benefit plans.

SECTION V—DEFINITIONS

“Budget” or “Budgeted,” when used in conjunction with any measuring device under this Plan shall mean the approved 2022 Budget for each Participant’s Business Unit, adjusted where appropriate to reflect acquisitions and/or divestitures in accordance with “deal sheets” approved by, and in the sole discretion of, the Board of Directors.

“Business Unit” shall mean any operating or headquarters unit so established by the Company. For the 2022 Plan, the designated Business Units are set out in Section II—Scope, above.

“Covered Employee” shall mean each executive of the Company, CVI or CSI that could, as determined by the Committee, be a “covered employee” as defined in Section 162(m) of the Code for such Year.

“Non-GAAP Earnings Per Share” or “Non-GAAP EPS” shall mean fully diluted earnings per share as reported on a non-GAAP basis to Wall Street per the Company’s fiscal year end earnings release, but adjusted for the use of Budgeted currency rates.

“Eligible Individual” shall mean any person employed by the Company who is paid a salary or a fixed monthly amount, as distinguished from an hourly wage.

“Executive Management” shall mean the CEO and the CFO for purposes of administering this Plan.

“Executive Team” shall mean (i) certain senior executives, including members of management covered by Rule 16(b) under the Securities and Exchange Act of 1934, as designated by the Committee as the key executive management of the Company, CVI and CSI and (ii) each Covered Employee.

“Income” or “Operating Income” or “OI” shall mean the operating income for each individual Business Unit as determined on a non-GAAP basis and used in the calculation of Non-GAAP Earnings Per Share for the Company’s fiscal year end adjusted for the use of Budgeted currency rates.

“Participant” shall mean any Eligible Individual selected to have the opportunity to earn an award under the Plan in accordance with its terms.

“Revenue” shall mean net revenue as reported to Wall Street per the Company’s fiscal year end earnings release, but adjusted for the use of Budgeted currency rates.

“Salary” shall mean the actual base salary paid to an Eligible Individual during the Year while a Participant in the Plan. No items of supplemental compensation (prior year bonus, relocation, automobile allowances, special stipends, etc.) will be considered part of Salary.

“Threshold Goal” shall mean achievement of at least 50% of target for any one of Revenue, Income, or Earnings Per Share.

“Target Award” shall mean a percentage of the Participant’s Salary between 10% and 100% as established each Year by the Committee, or with respect to Participants who are not members of the Executive Team, as designated by the Executive Management.

“Year” shall mean the fiscal year of the Company, which is November 1 through October 31.

SECTION VI—ELIGIBILITY FOR PARTICIPATION

Participation in the Plan will be offered to those Eligible Individuals who, in the opinion of the Company, are in a position to significantly influence the Company’s Revenue and profitability. Eligibility for participation shall be at the sole discretion of the Committee, which may delegate this authority to Executive Management for non-Executive Team reporting levels.

SECTION VII—THRESHOLD GOAL AND TARGET AWARD

No incentives shall be payable under this Plan to a Covered Employee unless the Threshold Goal is obtained. If the Threshold Goal is obtained then each Participant who is a Covered Employee will be eligible for an incentive equal to 200% of the Targeted Award, subject to downward adjustment as provided in Section VIII. No incentives shall be payable under this Plan in excess of the limits provided under the EIP.

SECTION VIII—DETERMINATION OF INCENTIVE PAYMENT

Each Participant’s actual incentive award opportunity will be based in part on the performance of the Business Unit of which Participant is a member. In the event that any Participant, other than members of the Executive Team, works for more than one Business Unit over the course of the Year, Executive Management shall, in its sole and absolute discretion, prorate IPP achievement based on the performance of each Business Unit for which Participant worked which prorated amounts then shall be aggregated; however, in no event shall any Participant receive a total IPP amount greater than the maximum amount that would have been payable had Participant been employed solely by the Business Unit which receives the greatest IPP achievement. Achievement for members of the Executive Team who work for more than one Business Unit over the course of the Year may also be prorated based on the performance of each Business Unit for which Participant worked which prorated amounts then shall be aggregated at the discretion of the Committee, based on recommendations by Executive Management to the Committee.

The total award opportunity for Business Units will be the sum of applicable assigned percentage weightings for Revenue, Income, and Non-GAAP EPS (together, the “Quantitative Criteria”) and an assessment of performance and achievement of non-financial goals (“Non-Financial Goals”), as set out in Attachment I. At the discretion of Executive Management, the calculations for certain individual Participants’ quantitative incentive awards may be prorated between a Business Unit and Corporate Headquarters.

Goals for earning an award payment will be based on the percentage of Budget achievement generated for each of the Quantitative Criteria. Executive Management will provide the Committee a report on variances to the consolidated Budgets for Revenue, Income, and Non-GAAP EPS, highlighting key variances including non-recurring, non-controllable and/or discretionary items. The Committee may elect to include or exclude certain of these items for purposes of determining the overall Corporate HQ quantitative Budget achievement. Executive Management may exercise this same discretion in assessing the Budget achievement of each of the Company’s other Business Units. The amount of payments based on Non-Financial Goals reflects the qualitative assessment of each individual Participant’s performance, by his or her supervisor, senior management and/or Executive Management. Executive Management will consult with the Committee before determining the overall level of achievement of each Business Unit’s Non-Financial Goals, the percentage achievements of which may vary from Participant to Participant. The level of achievement of both the quantitative and non-financial components for each of the Executive Team shall be recommended by Executive Management to the Committee. The determination of the amounts of said components for each Executive Team will be made by the Committee.

Each of the Quantitative Criteria will be measured separately for achievement of Budget. The matrix below indicates the level of IPP achievement that coincides with a given Budget achievement. The IPP achievement of the Non-Financial Goals portion may also range from 0% to a percentage deemed appropriate by Executive Management up to the 200% maximum, and in the case of the Executive Team, determined by the Committee after receipt of recommendations from Executive Management.

Revenue (50% Weighting)		Non-GAAP EPS/ Income (25% weighting)		IPP Achievement (1)(2)
Achievement	Payout	Achievement	Payout
Less than 95%	0%	Less than 90%	0%	0%
95%	50%	90%	50%	50%
96%	60%	92%	60%	60%
98%	80%	96%	80%	80%
100%	100%	100%	100%	100%
102%	140%	104%	140%	140%
104%	180%	108%	180%	180%
105% or more	200% Maximum	110% or more	200% Maximum	200% Maximum

(1)	This is of the Target Award. Where needed, straight-line interpolation between levels will be applied.
(2)

The Committee in its discretion may reduce the bonus that otherwise would be payable based on satisfaction of the foregoing quantitative goals to take into account such qualitative factors as it may determine; provided, however, the Committee may not reduce such bonus by more than 25%.

SECTION IX—FORM OF PAYMENT

Payments under this Plan may be made in the form of a combination of cash and common stock of the Company. The percentage mix of the payment will be at the sole discretion of the Board of Directors of the Company, subject to the limitation that the stock portion of the payment will not exceed 50% of the total. Such determination will be made at the time the Board approves payments to be made under the Plan. Unless recommended otherwise by the Committee to the Board of Directors, any common stock portion of the payment will be made in shares of restricted stock bearing a restriction of up to 30 days, at no cost to the Participant other than required payments for taxes. The Committee may elect to pay the CEO, for achievement above 75%, in restricted stock or restricted stock units with up to three-year cliff vesting.

SECTION X—TIMING OF AWARD PAYMENTS

Incentive award payments for each Participant will be made net of all required withholdings and will be calculated and accrued in the appropriate Business Unit’s books from time to time during the Year based on projected results for Quantitative Criteria and a reasonable estimate of the Non-Financial Goals percentage. The indicated payment for Quantitative Criteria plus a reasonable estimate of Non-Financial Goals must be accrued for as at the end of each quarter prorated for the estimated payment for the year. Such accruals will be calculated based upon each Business Unit’s performance against Budget for the Year then ended as discussed above and illustrated in the attached examples.

No payments will be made to any Participant until Executive Management has had an opportunity to review the results of the first month of the subsequent Year. To the extent that such first months’ results reflect negative anomalies that are determined by Executive Management to relate back to the previous Year, award payments for such Year may be delayed by Executive Management and, subject to approval by the Committee, may be decreased or canceled. The target date to release payments, therefore, will be on or before the end of the first fiscal quarter of the following year, subject to acceleration or delay by Executive Management, in its sole and absolute discretion. No IPP payments will be made to a Covered Employee unless and until the Committee (as defined in the EIP) certifies in writing that the Threshold Goal has been obtained.

SECTION XI—TERMINATION OF EMPLOYMENT

Except where required pursuant to a previously existing employment agreement (or extenuating circumstances, which will be handled on an ad hoc basis by Executive Management), any Participant whose employment is terminated by the Company prior to the end of the Year, or by the Participant prior to the payment for such Year for any reason other than death or retirement or disability consistent with the Company’s then current provisions for retirement and/or disability, will forfeit any opportunity to receive an award under the Plan for that Year.

In the case of a Participant’s retirement, disability or death, such Participant (or designated heir in the event of the Participant’s death) may, at the discretion of Executive Management or with respect to the Executive Team the Committee, be eligible to receive a pro rata payment under the Plan for the period prior to cessation of active full-time employment. Pro rata payments will be made concurrently with other payments under the Plan, and only to the extent that the Threshold Goal is obtained.

SECTION XII—NEW HIRES AND PROMOTIONS

Individuals hired or promoted during the Year may become Participants in the Plan subject to the approval of Executive Management. Partial Year Participants may be eligible to earn a pro rata award. Separate pro rata calculations will be made for any Participant who is not a Covered Employee and who is promoted to a higher incentive opportunity during the Year.

SECTION XIII—GENERAL PROVISIONS

(1)	The expenses of administering the Plan shall be borne by the Company.

(2)	No employee has any right or claim to be a Participant in the Plan or to receive a payment under the Plan.

(3)	Participation in the Plan does not provide any employee the right to be retained in the employment of the Company.

(5)	A Participant may not assign or transfer any rights under the Plan. Any attempt to do so will invalidate those rights.

(6)

The Plan shall be subject to all applicable federal and state laws and regulations. Payments made under the Plan shall only be made to the extent permitted by such laws and regulations, subject to all applicable taxes.

SECTION XIV—AMENDMENT OR TERMINATION

The Plan may be amended or terminated at any time by action of the Board of Directors of the Company.

SECTION XV—ADMINISTRATION AND INTERPRETATION

Executive Management shall be responsible, in its sole discretion, for administration of the Plan, and the Committee shall be responsible for interpretation of this Plan. Such interpretations shall be final.

Attachments:

I     Weighting Factors

II    List of Participants and Levels of Participation

Budgets: 2022 Budgets – Previously provided in the 2022 Budget Presentation approved by the BOD

ATTACHMENT I

WEIGHTING FACTORS

——- Weighting Percentages of IPP Entitlement Factors ——-

	Revenue	Income	EPS	Quantitative	Non-Financial Goals	Total
CVI	50	25	—	75	25	100
CSI	50	25	—	75	25	100
Corporate HQ	50	—	25	75	25	100

ATTACHMENT II

LIST OF PARTICIPANTS AND LEVELS OF PARTICIPATION

Executive Team:

NAME	TITLE	FY 2022 IPP ELIGIBILITY%
Albert G. White, III	President and Chief Executive Officer	125%
Daniel G. McBride, Esq.	Executive Vice President and Chief Operating Officer of TCC; President of CooperVision, Inc.	80%
Holly R. Sheffield	President of CooperSurgical, Inc.	75%
Brian G. Andrews	Executive Vice President, Chief Financial Officer & Treasurer	75%
Agostino Ricupati	Senior Vice President – Finance & Tax; Chief Accounting Officer	55%
Mark J. Drury	Vice President, General Counsel & Secretary	45%

D. McBride achievement will be based 50% on The Cooper Companies, Inc. financial results and metrics and 50% on CooperVision, Inc. financial results and metrics.

H. Sheffield achievement will be based on CooperSurgical, Inc. financial results and metrics.

Other Participants:

Employees meeting the eligibility criteria for participation under the 2022 IPP shall be determined by Executive Management.